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[PRIDE INTERNATIONAL LOGO]
                                                                    NEWS RELEASE
         5847 SAN FELIPE, SUITE 3300  o  HOUSTON, TEXAS 77057  o  (713) 789-1400

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FOR IMMEDIATE RELEASE                                Contact: Earl W. McNiel
                                                              Nicolas J. Evanoff
                                                              (713) 789-1400


    CHARGES ON CONSTRUCTION PROJECTS TO DELAY SECOND QUARTER EARNINGS RELEASE


         HOUSTON, TEXAS, JULY 24, 2003 - Pride International, Inc. (NYSE: PDE) announced that it will record loss provisions in its second quarter 2003 operating results relating to the construction of deepwater platform rigs on behalf of two customers. The Company expects to delay the release of its second quarter results (which had been planned for July 30, 2003) until it concludes a comprehensive review of the projects, in coordination with its external auditors. The expected date for the release is now on or before August 14, 2003. However, the Company currently expects loss provisions of $25 to $30 million, net of taxes, or approximately $.18 to $.22 per share. Separately, the Company has completed another rig construction project, realizing a gain of approximately $18.6 million, net of taxes, or approximately $.14 per share. The Company is currently assessing the appropriate period(s) for income recognition for this project.

         The Company noted that without the gains/losses on these construction projects, its results for the quarter would have exceeded the First Call consensus forecast of $.09 per share.

         "Although the first of our four deepwater platform rig construction projects is essentially complete and is a technical success and the remaining projects are progressing satisfactorily, construction of several of the projects will result in project costs substantially in excess of revenues," said Paul A. Bragg, President and Chief Executive Officer. "Increased costs have resulted mainly from difficulties we have experienced with the initial shipyard constructing the first two rigs. In response to these difficulties, we have terminated our contract with the shipyard prior to the completion of the first two rigs and commenced arbitration proceedings against the shipyard. As a result, we have incurred substantial unplanned costs in completing the construction of the first unit in connection with its installation on the customer's platform. We also have had to engage another shipyard to complete construction of the second rig. The aggregate costs paid to the initial shipyard and committed to the second shipyard, as well as costs to transfer the rig and components, have greatly exceeded our budgeted expenditures for the project. With respect to the third and fourth deepwater rig projects, we are now utilizing shipyards in the Asia/Pacific region. As a result, the lump sum contracts and anticipated freight costs for these two projects are higher than originally budgeted."

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         "Pride has an excellent history of managing rig construction projects for its own account. Over the years, we have successfully managed construction of new ultra-deepwater drillships, deepwater semisubmersibles and platform rigs, and we have executed major upgrade projects on many of our jackups, semisubmersibles and land rigs. We have also worked through difficult experiences with shipyards and other vendors and achieved favorable outcomes in concluding several billion dollars of construction projects. We are highly disappointed that we were not able to work through our difficulties with the initial shipyard for the first two deepwater platform rig projects within the budgeted cost structures."

         Pride International, Inc., headquartered in Houston, Texas, is one of the world's largest drilling contractors. The Company provides onshore and offshore drilling and related services in more than 30 countries, operating a diverse fleet of 332 rigs, including two ultra-deepwater drillships, 11 semisubmersible rigs, 35 jackup rigs, and 29 tender-assisted, barge and platform rigs, as well as 255 land rigs. Pride's technical services group designs and manages the construction of drilling rigs for third parties as well as for Pride.

         The information above includes forward-looking statements within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934. These forward-looking statements, such as expectations of the magnitude of loss provisions from deepwater platform rig projects, the timing of release of quarterly results, and any other statements that are not historical facts, are subject to certain risks, uncertainties and assumptions as identified herein or disclosed from time to time in the Company's filings with the Securities and Exchange Commission. These factors include, but are not limited to the timing and results of the ongoing comprehensive review of our construction projects and risks associated with contractual pricing in the offshore marine construction industry. As a result of these factors, actual results may differ materially from those indicated or implied by such forward-looking statements.

         Our Technical Services segment is performing a number of deepwater platform rig construction projects on a fixed-price basis. In pricing these contracts, we use all reasonable efforts to accurately estimate our cost to perform the work. We attempt to cover anticipated increases in costs of changes in labor, material and services through estimates of cost increases, which are reflected in the original contract price. Despite these efforts, however, the revenue, cost and gross profit we realize on a fixed-price contract may vary from the estimated amounts because of risks generally inherent in the marine construction industry, including variations in labor and equipment productivity over the term of the contract, unanticipated cost increases, engineering, shipyard or systems problems, shortages of equipment, materials or skilled labor, unscheduled delays in the delivery of ordered materials and equipment, work stoppages, shipyard unavailability or delays. We have experienced cost overruns on these contracts that have adversely impacted our financial results. There can be no assurance that there will not be further losses resulting from completing these projects prior to their completion.

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         In addition, we recognize revenues under our contracts in the Technical
Services segment on a percentage-of-completion basis. Accordingly, we review contract price and cost estimates periodically as the work progresses and reflect adjustments proportionate to the percentage of completion in income in the period when we revise those estimates. To the extent these adjustments result in a reduction in or an elimination of previously reported profits with respect to a project, we would recognize a charge against current earnings, which could be material. Although we continually strive to improve our ability to estimate our contract costs and profitability associated with our construction projects, it is possible that current estimates could change and adjustments to overall contract costs may continue to be significant in future periods.